SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GVI Security Solutions, Inc.
(Name of Registrant as Specified In Its Charter)
__________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GVI SECURITY SOLUTIONS, INC.
2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007

May __, 2005

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036, on Tuesday, June 28, 2005, at 10:00 a.m., local time.

The Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about your company. This mailing includes a copy of our annual report on Form 10-KSB for 2004.

We ask that you mark, date and sign the enclosed Proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the Annual Meeting. You may withdraw the Proxy and vote in person at the meeting if you so desire. We hope that you will be able to attend the meeting in person, and we look forward to seeing you.

Sincerely yours,

Howard Safir
Chairman of the Board

GVI SECURITY SOLUTIONS, INC.
2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, June 28, 2005

The Annual Meeting of Stockholders of GVI Security Solutions, Inc. will be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036, on Tuesday, June 28, 2005, at 10:00 a.m., local time, to consider and take action on the following matters:

1.	To elect seven directors to serve on our Board of Directors, each for a one-year term and until their respective successors are elected.

2.	To amend the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000.

3.
To authorize our Board of Directors to amend our certificate of incorporation to effect a 1-for-2 reverse split of our outstanding shares of Common Stock, without further approval of our stockholders, upon a determination by the Board that such a reverse stock split is in the best interests of the Company and our stockholders.

4.	To approve an increase in the number of shares of Common Stock available under our 2004 Long-Term Incentive Plan from 5,939,913 to 8,500,000.

5.	To transact such other business as may properly be brought before the Annual Meeting.

The Board of Directors has fixed May 20, 2005 as the record date for the Annual Meeting and all adjournments thereof. Holders of record of shares of our Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

Your Proxy is important to ensure a quorum at the Annual Meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed Proxy in the postage-paid envelope that is provided. You may revoke the Proxy at any time prior to exercise. Sending us your Proxy will not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Elizabeth Rigby
Secretary

Carrollton, Texas
May __, 2005

GVI SECURITY SOLUTIONS, INC.
___________

PROXY STATEMENT
___________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GVI Security Solutions, Inc., a Delaware corporation (“we” or the “Company” or “GVI”), for use at our 2005 Annual Meeting of Stockholders and for any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting is to be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036, on Tuesday, June 28, 2005, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A Board of Directors’ proxy card (“Proxy”) for the Annual Meeting is enclosed, by means of which you may vote on the proposals described in this Proxy Statement.

Every Proxy which is properly completed, signed and returned to us prior to the Annual Meeting, and which has not been revoked, will be voted in accordance with the stockholder’s instructions contained in the Proxy. In the absence of instructions, shares represented by each Proxy we receive will be voted:

● FOR the election of the persons nominated to serve as directors by the Board of Directors;

● FOR the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000;

● FOR the authorization of the Board of Directors to amend our certificate of incorporation to effect a 1-for-2 reverse split of our outstanding shares of Common Stock; and

● FOR the approval of an increase in the shares of Common Stock available under our 2004 Long-Term Incentive Plan from 5,939,913 to 8,500,000.

The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters in accordance with their best judgment. You may revoke your Proxy at any time before it is exercised by filing with the Secretary of the Company at our executive office either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting in person and expressing a desire to vote your shares in person.

This Proxy Statement, the Notice of Annual Meeting of Stockholders, the form of Proxy and our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 are being mailed to our stockholders on or about May __, 2005.

Voting Securities

Only holders of record of our Common Stock, par value $0.001 per share (“Common Stock”), at the close of business on May 20, 2005 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 50,125,793 shares of Common Stock. Each share of Common Stock is entitled to one vote upon all matters to be considered at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of votes which stockholders are entitled to cast at the Annual Meeting will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are treated as present for the purpose of determining the existence of a quorum; however, broker non-votes will be considered not to represent voting power present at the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee indicates on the Proxy that it does not have discretionary authority to vote on a particular matter.

The affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of our directors. The affirmative vote of a majority of the outstanding shares is required for approval of the amendments to our certificate of incorporation increasing the number of our authorized shares of Common Stock and effecting the reverse stock split. The affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment increasing the number of shares of Common Stock available for issuance under our 2004 Long-Term Incentive Plan. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for any individual may result in another individual’s receiving a larger proportion of votes. Abstention as to the proposal to approve the amendments to our certificate of incorporation and the proposal to approve the amendment to our 2004 Long-Term Incentive Plan will have the same effect as a vote against such proposal. Broker non-votes with respect to any of these proposals will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals, except that with respect to the proposals to approve the amendments to our certificate of incorporation, broker non-votes will have the same effect as negative votes.

Solicitation

We will pay the cost of soliciting proxies, consisting of the printing, handling and mailing of the form of Proxy and related materials and the actual expense incurred by brokerage houses, custodians and fiduciaries in forwarding proxy materials to the beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by our officers, directors and regular employees by telephone, facsimile, electronic means, or in person. These persons will receive no extra compensation for their services. We may request persons holding shares of Common Stock in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We propose to elect seven directors, each to hold office until our next Annual Meeting and until each director’s successor is elected and qualified. Each of our current directors, Howard Safir, Nazzareno Paciotti, Richard J. Berman, Fredrick W. Gluck, Bruce Galloway, Joseph R. Rosetti, and Moshe Zarmi has been nominated by our Board of Directors for re-election.

The persons named in the enclosed Proxy will vote it for the election of the nominees listed above unless you instruct them otherwise, or unless a nominee is unwilling to serve. Our Board of Directors has no reason to believe that any nominee will be unwilling to serve, but if a nominee should determine not to serve, the persons named in the Proxy may vote for another candidate nominated by our Board of Directors.

The affirmative vote of a plurality of the votes present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required for election of each nominee as a director. Our certificate of incorporation does not provide for cumulative voting in the election of Directors.

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of these nominees as directors.

Our Board of Directors recommends that the stockholders vote FOR the election of Howard Safir, Nazzareno Paciotti, Richard J. Berman, Fredrick W. Gluck, Bruce Galloway, Joseph R. Rosetti, and Moshe Zarmi as directors of the Company.

Information Regarding Nominees for Our Board of Directors

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position

Howard Safir	63	Chairman of the Board of Directors
Nazzareno Paciotti	59	Chief Executive Officer, Chief Financial Officer and Director
Richard J. Berman	62	Director
Fredrick W. Gluck	69	Director
Bruce Galloway	47	Director
Joseph R. Rosetti	71	Director
Moshe Zarmi	67	Director

HOWARD SAFIR has served as one of our directors and as Chairman of our Board of Directors since February 2004. Since December 2001 Mr. Safir has been Chairman and Chief Executive Officer of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. Prior to that time, Mr. Safir was Vice Chairman of IPSA International, a provider of investigative and security consulting services. From 1996 to 2000, Mr. Safir served as Police Commissioner of New York City. Mr. Safir began his law enforcement career in 1965 as a special agent assigned to the New York office of the Federal Bureau of Narcotics, a forerunner of the Drug Enforcement Administration (DEA). From 1977 to 1978, Mr. Safir served as Assistant Director of the DEA. In 1994, Mr. Safir became New York City's 29th Fire Commissioner. Mr. Safir is currently a director of Verint Systems, Inc., a provider of analytic software-based solutions for communications interception, networked video security and surveillance, and business intelligence.

NAZZARENO PACIOTTI has served as our Chief Executive and Chief Financial Officer since February 2004. He has also served as one of our directors since February 2004. From December 2001 to February 2004, Mr. Paciotti was the President and Chief Operating Officer of Pinkerton Consulting & Investigations Division, a global provider of security consulting, investigations and business risk services. Prior to joining Pinkerton, Mr. Paciotti was Chief Financial Officer of Kroll, Inc. from July 1992 to December 2001.

RICHARD J. BERMAN has served as one of our directors since February 2004. Since 2000, Mr. Berman has been Chairman of the board of directors of Candidate Resources, Inc., a private human resources company that delivers services over the Web. Mr. Berman is also currently the chairman of a private financial services company that delivers its services over the Web. From 1998 to 2000, Mr. Berman was chairman of the board of directors and chief executive officer of Internet Commerce Corporation, an e-commerce business-to-business service provider. From 1982 to 1998, Mr. Berman was President of the American Acquisitions Company, a privately-held merchant banking firm, and from 1983 to 1993, Chairman of the board of directors of Prestolite Battery Company of Canada. From 1975 to 1982, Mr. Berman served in various executive positions at Banker's Trust Company, including as Senior Vice President responsible for managing the mergers and acquisitions and private equity groups of Banker's Trust. Mr. Berman is currently a director of Dyadic International, Inc., a biotechnology company, International Microcomputer Software, Inc., a software company, Internet Commerce Corporation, an internet supply chain company, NexMed, a life sciences company, and MediaBay, Inc., a distributor of audio books and classic radio programs.

BRUCE GALLOWAY has served as one of our directors since February 2004. Mr. Galloway is currently a managing member of Galloway Capital Management, as well as a managing director of Burnham Securities, a New York-based investment bank, positions he has held since November 1992. From 1990 to 1992, Mr. Galloway was a senior vice president at the global investment bank, Oppenheimer & Company. Mr. Galloway is currently the Chairman of International Microcomputer Software, Inc., Command Security Corporation, a provider of security guard and aviation screening services, and Datametrics Corporation, a military contractor based in Orlando, Florida. Mr. Galloway also serves as a director of Forward Industries, Inc.

FREDERICK W. GLUCK has served as one of our directors since October 1994. Mr. Gluck joined McKinsey & Company, Inc. in 1967 and served as Managing Director of McKinsey from 1988 to 1994. After retiring from McKinsey in June 1995, Mr. Gluck joined Bechtel Group, Inc. ("Bechtel"), an engineering, construction and project management company. From January 1996 to July 1998, Mr. Gluck served as Vice Chairman and Director of Bechtel. In 1998 he retired from Bechtel and rejoined McKinsey as a special consultant to the firm until July 2003. Mr. Gluck is also a director of HCA Corporation and Amgen Inc.

JOSEPH R. ROSETTI has served as one of our directors since February 2004. Since December 2001, Mr. Rosetti has served as the President of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. From 1987 to 2000 Mr. Rosetti was the Vice Chairman of Kroll Associates. As Vice Chairman he had responsibility for Corporate Security/Crisis Management, which provides industry and professional organizations with preventive measures to combat corporate and financial crimes. From October 2000 to November 2001, Mr. Rosetti was a Senior Vice President at IPSA International, Inc., a provider of investigative and security consulting services. From 1971 to 1987 he was the Director of Worldwide Security for IBM. Mr. Rosetti held government positions prior to joining IBM in the U.S. Internal Revenue Service and the U.S. Department of Justice and was the Chief Accountant for Marriott. Mr. Rosetti is also the Chairman and a director of MediaBay, Inc., a retailer of spoken audio and nostalgia products.

MOSHE ZARMI has served as one of our directors since January 1998 and was President and Chief Executive Officer from that time until February 2004. Mr. Zarmi has 30 years experience, primarily in high technology industries. From February 1993 to January 1997, Mr. Zarmi was the Chief Executive Officer of Geotest, a leading Automated Test Equipment company based in Southern California. His extensive business experience includes a tenure at Israel Aircraft Industries, where he held various positions in finance and administration, as well as head of US marketing and sales.

Compensation of Directors

With the exception of Mr. Safir, the Chairman of our Board of Directors, our directors do not receive any cash compensation for their service on the Board of Directors. Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Chairman Compensation

We have entered into an agreement dated as of February 17, 2004 with November Group, Ltd. Mr. Safir is the Chairman, Chief Executive Officer and principal of November Group. The agreement provides that November Group will provide us with advice, consultation and assistance over an initial term of three years and for a fee of $600,000, payable in equal monthly installments over the term of the agreement. In the event that we terminate the agreement for a reason other than a “good reason” (as defined in the agreement), we will be required to pay November Group a termination fee of one half of the entire remaining fee. In addition, upon a change in control, as defined in the agreement, the entire fee shall become due and owing.

November Group is prohibited under the agreement from copying, using or disclosing any of our Proprietary Information (as defined in the agreement) during the term of the agreement and for a period of two years thereafter and has assigned to us all rights to any inventions it develops during the term of the agreement that pertain directly or indirectly to our business or that are developed during work time or using our materials or facilities. November Group is also prohibited from directly or indirectly soliciting any of our customers, suppliers, licensees, licensors and employees during the term of the agreement and for a period of two years thereafter.

Other Board Compensation

On February 17, 2004, each of our Directors was granted a stock option under our 2004 Long-Term Incentive Plan to purchase shares of our Common Stock at an exercise price of $2.60 per share. The stock options have a ten year term and vest in four equal installments over a three-year period that began on the date of issuance. Each of Messrs. Berman, Galloway and Gluck was granted a stock option to purchase 300,000 shares of our Common Stock. Each of Messrs. Rosetti and Paciotti was granted a stock option to purchase 250,000 shares of our Common Stock. Mr. Zarmi was granted a stock option to purchase 150,000 shares of our Common Stock. Mr. Safir was granted a stock option to purchase 500,000 shares of our Common Stock. In addition, at that time we granted options to purchase an aggregate of 550,000 shares of our Common Stock to directors who have since resigned, of which options to purchase 137,500 shares of Common Stock were vested at the time of resignation and are currently exercisable.

On January 6, 2005, each of our Directors was granted a stock option under our 2004 Long-Term Incentive Plan to purchase shares of our Common Stock at an exercise price of $1.50 per share. The stock options have a ten year term and vest in three equal installments over a two-year period that began on the date of issuance. Each of Messrs. Berman, Galloway and Rosetti was granted a stock option to purchase 47,500 shares of our Common Stock. Each of Messrs. Gluck and Zarmi was granted a stock option to purchase 22,500 shares of our Common Stock. Mr. Paciotti was granted a stock option to purchase 375,000 shares of our Common Stock, and Mr. Safir was granted a stock option to purchase 275,000 shares of our Common Stock.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE OUR NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has adopted, subject to stockholder approval, an amendment to our certificate of incorporation, substantially in the form attached hereto as Exhibit A to increase our authorized number of shares of Common Stock from 75,000,000 to 100,000,000.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new issuances of Common Stock, the authorization and subsequent issuance of additional shares of Common Stock will reduce current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter their relative rights and limitations.

Reason for Increase

In addition to the 50,125,793 shares of Common Stock outstanding as of the record date, as of such date we had outstanding warrants, options and convertible notes to purchase, and commitments to issue, an aggregate of approximately 18,250,000 additional shares of Common Stock, leaving less than 6,625,000 shares available for issuance. Although at present the Board has no plans to issue additional shares of Common Stock in excess of this amount, it desires to have additional shares available to provide flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, or expanding the company’s business or product lines through the acquisition of other businesses or products.

Effects of Increase

In general, the issuance of any new shares of Common Stock will cause immediate dilution to the Company’s existing stockholders, may affect the amount of any dividends paid to such stockholders and may reduce the share of the proceeds of the Company that they would receive upon liquidation of the Company. Another effect of increasing the Company’s authorized Common Stock may be to enable the Board of Directors to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (such as private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company, even if such party is offering a significant premium over the current market price of the Common Stock. Such an issuance of shares of Common Stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company.

The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this resolution was not presented with the intent that the increase in the Company’s authorized Common Stock be utilized as an anti-takeover measure.

The increase in the authorized Common Stock will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur as soon as is reasonably practicable following approval by the Company’s stockholders.

The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock will be required to approve this amendment to the Company’s Certificate of Incorporation. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

PROPOSAL NO. 3
AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION TO AMEND
OUR CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-2 REVERSE STOCK SPLIT

The Board of Directors is seeking approval of an amendment to our certificate of incorporation to effect a 1-for-2 reverse split of our issued and outstanding shares of Common Stock, without further approval of our stockholders, upon a determination by the Board that such a reverse stock split is in the best interests of the Company and our stockholders at any time before our next annual meeting of stockholders. If the proposed 1-for-2 reverse stock split is approved at the Annual Meeting and the Board elects to effect the proposed reverse stock split, each stockholder would receive one new share of Common Stock for every two shares of Common Stock previously held. A copy of the proposed amendment to our certificate of incorporation effecting the 1-for-2 reverse stock split is attached hereto as Exhibit B. The text of the proposed amendment is subject to modifications to include such changes as may be required by the office of the Secretary of State of Delaware or as our Board of Directors deems necessary and advisable to effect the reverse stock split.

The Board reserves the right, even after stockholder approval, to forego or postpone the filing of the amendment if it determines such action is not in our best interests or the best interest of our stockholders. If the reverse stock split is adopted by the stockholders and not subsequently implemented by the Board and effected by our next annual meeting of stockholders, the amendment will be deemed abandoned, without any further effect. In such case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If the amendment is adopted and filed with the Secretary of State of Delaware, there will be no change in the number of authorized shares of our Common Stock as a result of the reverse stock split.

Reasons for Reverse Stock Split

The purpose of the reverse stock split is to attempt to increase the per share trading price of our Common Stock, enhancing our ability to have our Common Stock listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the American Stock Exchange ("Amex"). In order for a company's stock to be listed on the Nasdaq National Market, the Nasdaq SmallCap Market or Amex, it must meet certain requirements, including a minimum bid price of $5.00 per share for the Nasdaq National Market, a minimum bid price of $4.00 per share for the Nasdaq SmallCap Market and a minimum bid price of $3.00 per share for Amex. On May __, 2004, the last reported sales price of our Common Stock on the OTC Bulletin Board was $____. There can be no assurance that we will be able to obtain the listing of our shares of Common Stock on the Nasdaq National Market, the Nasdaq SmallCap Market or Amex even if we meet their respective minimum bid price requirements.

In addition, we believe that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our Common Stock price to a level where our Common Stock would be viewed more favorably by potential investors.

Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern. The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our Common Stock.

Our Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock, and only if the implementation of a reverse stock split is determined by the Board to be in the best interest of the Company and its stockholders. If the trading price of our Common Stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

Risks Associated with a Reverse Stock Split

Reduced Market Capitalization.    As noted above, the principal purpose of the reverse stock split would be to help increase the price of our Common Stock above the threshold required for listing on either the Nasdaq SmallCap Market or Amex. We cannot assure you that the reverse stock split will accomplish this objective. While we expect that the reduction in our outstanding shares of Common Stock will increase its market price, we cannot assure you that the reverse stock split will increase the market price of our Common Stock in proportion to the reduction in the number of shares outstanding as a result of the reverse stock split or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our Common Stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

Increased Transaction Costs.    The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity.    Although the Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Fractional Shares

We would not issue any fractional share certificates in connection with a reverse stock split. Instead of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the reverse stock split, we will pay cash equal to such fractional share multiplied by the closing price of the Common Stock on the relevant market (as adjusted to reflect the reverse stock split), on the trading date that is immediately prior to the date the certificate of amendment to the Certificate of Incorporation relating to the reverse stock split is filed with the Delaware Secretary of State.

Exchange of Certificates

Once the Certificate of Amendment to our Certificate of Incorporation effecting the reverse stock split is filed with the Secretary of State of the State of Delaware, the reverse stock split would occur without any further action on the part of stockholders and would not be affected by the timing of the physical surrender of the old stock certificates. If the reverse stock split is effected, stockholders will be able to surrender their stock certificates for new certificates representing the number of whole shares of Common Stock into which their shares have been converted as a result of the reverse stock split, but will not be required to do so. Until the old certificates are surrendered, each current certificate representing shares of Common Stock would evidence ownership of Common Stock in the appropriately reduced whole number of shares.

Accounting Matters

The par value of the Common Stock would remain the same after the reverse stock split becomes effective. As a result, the stated capital of the Company would be reduced and capital in excess of par value (paid-in capital) increased accordingly. Stockholders’ equity would remain unchanged. The per share net income (loss) would be retroactively restated to reflect any reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of GVI with another company), the reverse stock split proposal is not being proposed in response to any effort to accumulate our Common Stock or obtain control of us.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of Common Stock held immediately prior to the effective time of the reverse stock split (the "old shares") were, and the new shares received will be, held as a "capital asset," as defined in the Internal Revenue Code (generally, property held for investment).

Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of the reverse stock split are as follows:

•	We will not recognize any gain or loss as a result of the reverse stock split.

•	You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of fractional shares.

•	The aggregate adjusted basis of the shares of each class of our Common Stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.

•	Your holding period for the Common Stock you continue to hold after the reverse stock split will include your holding period for the Common Stock you held immediately prior to the reverse stock split.

In general, if you receive cash instead of a fractional share of our Common Stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our Common Stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock is required to approve the amendment to the Company’s Certificate of Incorporation to effect the reverse stock split. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT WITHOUT ANY FURTHER STOCKHOLDER APPROVAL.

PROPOSAL NO. 4
APPROVAL OF AN INCREASE IN THE SHARES OF COMMON STOCK
AVAILABLE UNDER OUR 2004 LONG-TERM INCENTIVE PLAN FROM 5,939,913 TO 8,500,000

Our Board of Directors has adopted an amendment (the “Amendment”) to our 2004 Long-Term Incentive Plan (the “Plan”), increasing the number of shares of Common Stock available for the grant of options and other awards under the Plan from 5,939,913 to 8,500,000.

The Amendment is subject to stockholder approval, and we are seeking such approval at the Annual Meeting. The Plan provides for the grant of options and other awards to the Company’s (and its subsidiaries’) employees, officers, directors and consultants. The Plan authorizes the Compensation Committee to issue incentive stock options (“ISOs”) as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), stock options that do not conform to the requirements of that Code section (“Non-ISOs”), stock appreciation rights (“SARs”), restricted stock, stock awards and other stock based awards. Directors who are not employees of the Company may only be granted Non-ISOs.

We are currently authorized to issue up to 5,939,913 shares of Common Stock upon exercise of options granted under the Plan. As of April 25, 2005, there were outstanding options under the Plan to purchase 3,924,352 shares of Common Stock authorized for issuance under the Plan, and 40,541 shares available for grants of future awards under the Plan.

The essential features of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, as amended by the Amendment, which is included as Exhibit C to this Proxy Statement.

General

The Compensation Committee of the Board of Directors administers the Plan and has full power and authority to take any and all actions deemed necessary or desirable for the proper administration of the Plan and the effectuation of its purposes. The Compensation Committee has authority to select those employees, officers, directors and consultants whose performance it determines significantly promotes the Company’s success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

Awards

Non-Qualified and Incentive Stock Options. Awards granted under the Plan may be ISOs or Non-ISOs. The exercise price of options granted under the Plan will be set by the Compensation Committee and stated in an option agreement. The exercise price may be paid (i) in U.S. Dollars, (ii) by delivery of the Company’s Common Stock, (iii) by a combination of the preceding methods or (iv) by such other methods as the Compensation Committee may deem appropriate. Options may also contain SARs permitting the recipient to receive the difference between the exercise price per share and the market value of such share on the date of surrender.

Restricted Stock. Awards of Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee may determine are fulfilled.

Dividend Equivalent Award. The Compensation Committee may grant an award that represents the right to receive a dividend or its equivalent in value in the Common Stock, cash or a combination of both with respect to any new or previously existing award.

Other Stock and Stock Based Awards. The Compensation Committee may grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

Amendment and Termination

The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s capital stock present or represented and entitled to vote at a duly held stockholders meeting.

The Board of Directors may at any time terminate the Plan or from time to time amend or modify the Plan; provided however, that the Board cannot make any material amendments to the Plan without the approval of at least the affirmative vote of the holders of a majority of the outstanding shares of the Company’s capital stock.

The Plan will terminate on February 16, 2014, unless sooner terminated by the Board of Directors.

Federal Income Tax Consequences

The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular person or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

The Plan is not subject to any of the requirements of ERISA, nor is it qualified under Section 401(a) of the Code.

Non-Incentive Stock Options. If a Non-ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a Non-ISO, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a Non-ISO will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

Incentive Stock Options. If an ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax or to an increase in such tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the holder will generally recognize ordinary income and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Plan will be includable in the holder’s ordinary income and the Company (or one of its subsidiaries) will be entitled to a deduction for such amount.

Restricted Shares. If restricted shares are awarded in accordance with the terms of the Plan, no income will be recognized by such holder at the time such award is made unless the holder makes the 83b election referred to below. A holder who is awarded restricted shares and does not make an 83b election will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor. At the time the restricted shares are first issued, the holder may elect (an “83b election”) to include in his ordinary income, as compensation, the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. A holder who makes an 83b election will not recognize income at the time of the lapse of the forfeiture provisions. Absent the making of the 83b election, any cash dividends or other distributions paid with respect to restricted shares prior to the lapse of the applicable restriction will be includable in the holder’s ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

Equity Compensation Plan Information as of December 31, 2004

The following table contains information about the shares of Common Stock that may be granted under equity compensation plans as of December 31, 2004. It does not give effect to the increase in the number of shares of Common Stock available under the Plan and does not include options that terminated after December 31, 2004.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders(1)	5,212,030	$1.38	727,883
Equity compensation plans not approved by stockholders(2)	6,575,606	$1.30	N/A
Total	11,787,636	$1.33	727,883

(1)
Includes our (i) 2004 Long-Term Incentive Plan described above, (ii) our 1996 Stock Option Plan, under which options to purchase 5,785 shares have been authorized, of which options to purchase 158 shares of Common Stock at an exercise price of $65.00 per share are outstanding, (iii) and our 1997 Stock Option Plan, under which options to purchase 9,231 shares have been authorized, none of which are outstanding.

(2)
Includes (i) options to purchase 458 shares of Common Stock at a price of $65.50 per share that we issued in August 1999, of which options to purchase 227 shares were issued to Fred Gluck, as a director of the Company, (ii) options to purchase 14,815 shares of Common Stock at a price of $32.50 per share that we issued in December 1999 to Fred Gluck, Moshe Zarmi and Fred Knoll, as directors of the Company, (iii) warrants to purchase 54,612 shares of Common Stock at a price of $32.50 per share that we issued in connection with our March 2000 acquisition of Tritium Network, Inc., which warrants expired unexercised on March 7, 2005, (iv) warrants to purchase 11,721 shares of Common Stock at a price of $0.65 per share that we issued in connection with our March 2000 acquisition of Tritium Network, Inc., which warrants expired unexercised on March 7, 2005; (v) seven-year warrants to purchase 400,000 shares of Common Stock at a price of $3.50 per share that we issued to Laurus Master Fund during 2004 to induce Laurus to waive our defaults under loan agreements with Laurus, (vi) seven-year warrants to purchase 94,000 shares of Common Stock at a price of $3.50 per share that we issued to a finder as compensation in connection with our Laurus financing, (vii) warrants to purchase 3,000,000 shares of Common Stock at a price of $1.50 per share that we are required to issue under our alliance agreement with E&S International Enterprises, Inc. (“ESI”), a distributor of ours, and (viii) 3,000,000 shares of Common Stock that we may be required to issue to ESI upon attaining goals provided for in the alliance agreement. Does not include (i) warrants that we issued to the former stockholders of Rapor, Inc. in connection with our merger with Rapor in December 2004, (ii) warrants purchased by Laurus from us in May 2004, or (iii) warrants purchased by investors in our October 2004 private placement.

The affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote is required is required for approval of the increase in the number of shares of Common Stock available for issuance under our 2004 Long-Term Incentive Plan from 5,939,913 to 8,500,000.

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the increase.

Our Board of Directors recommends that our stockholders vote FOR the proposal to approve the increase.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Mercadien, P.C., CPAs (“Mercadien”), served as our independent auditors for fiscal 2004 and is currently expected to serve again as our independent auditors for the fiscal year ending December 31, 2005. We expect that one or more members of Mercadien will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees Table

The following table presents fees for professional audit services rendered by Mercadien for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by Mercadien during those years.

	2004	2003

Audit fees (1)	$216,244	$45,862
Audit related fees	—	—
Tax fees	$3,136	—
All other fees (2)	$40,220	—

Total fees	$259,600	$45,862
_____________________________
(1) Includes fees paid for professional services rendered in connection with the audit of annual financial statements and the review of quarterly financial statements.

(2) Consists primarily of fees paid in connection with review of the Company’s financial statements in the Company’s Registration Statement on Form SB-2 and related due diligence, and services rendered in connection with employee compensation matters.

Pre-Approval Policies And Procedures

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended. The Audit Committee approved all such services prior to the auditor’s engagement for such services during the year ended December 31, 2004.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company with respect to the beneficial ownership of Common Stock held of record as of April 25, 2005, by (1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent ( %)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Europa International, Inc. [2]	9,106,497	18.2%
William Teitelbaum [3]	7,477,265	14.9%
GVI Acquisition, LLC [4]	3,030,130	6.0%
Laurus Master Fund, Ltd. [5]	5,895,917	10.5%[5]
Thomas Wade[6]	3,462,287	6.9%
Fred Knoll [7]	9,892,151	19.6%
David Weiner [8]	6,182,397	12.2%
The Pinnacle Fund, L.P. [9]	4,000,000	8.0%
Southwell Partners, L.P. [10]	3,333,333	6.6%
Reid S. Walker G. Stacy Smith[11]	3,333,334	6.6%
Directors and Executive Officers
Howard Safir [12]	408,333	*
Richard Berman [13]	165,833	*
Bruce Galloway [14]	175,352	*
Nazzareno Paciotti [15]	316,666	*
Joseph Rosetti [16]	969,490	1.9%
Frederick Gluck [13]	161,116	*
Moshe Zarmi [17]	85,577	*
All directors and executive officers as a group (seven persons) [18]	2,282,367	4.5%

_____________________________
*	Less than 1%.

1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of April 25, 2005 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 50,125,793 shares of the Common Stock outstanding as of April 25, 2005. All information is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

2
Includes 3,030,130 shares of Common Stock beneficially owned by GVI Acquisition, LLC, of which Europa International, Inc. has a 25.1% membership interest (see note 3 below). Europa’s address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which manages Europa’s investments.

3	Mr. Teitelbaum’s address is 4 Winston Court, Dix Hills, NY 11746.

4
The address of GVI Acquisition LLC is 3940 Laurel Canyon Blvd., Suite 327, Studio City, California 91604. Europa and Woodman Management Corporation are the sole members, and Fred Knoll and David Weiner are the sole managers, of GVI Acquisition LLC. Mr. Weiner is the sole director and stockholder of Woodman.

5
Consists of (i) 2,303,665 shares of Common Stock which may be acquired upon conversion of a convertible term note at a conversion price of $1.91 per share, (ii) 2,252,252 shares of Common Stock which may be acquired upon conversion of a convertible note at a conversion price of $2.22, and (iii) 1,340,000 shares of Common Stock which may be acquired upon exercise of warrants at an exercise price of $3.50 per share. Does not include shares of Common Stock that may be acquired upon conversion of interest and fees payable under convertible notes. The convertible notes, warrant and related agreements contain provisions which restrict the ability of Laurus to acquire in excess of 4.99% of our outstanding shares of Common Stock. Laurus’s address is 825 Third Avenue, 14th Floor, New York, New York 10022.

6	Thomas Wade’s address is 3145 Devonshire, Plano, Texas 75206.

7
Includes (i) 9,106,497 shares of Common Stock beneficially owned by Europa (see note 2); (ii) currently exercisable options to purchase 46,007 shares of Common Stock, (iii) 72,981 shares of Common Stock (including 13,742 shares issuable upon exercise of warrants) beneficially owned by Thinking Technologies, L.P., and (iv) 333,333 shares of Common Stock, and warrants to purchase 333,333 shares of Common Stock, held by Knoll Capital Fund II. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the general partner of Thinking Technologies and the investment manager of Knoll Capital Fund II. Mr. Knoll’s address is c/o Knoll Capital Management, LP, 200 Park Avenue, Suite 3900, New York, New York 10166.

8
Includes (i) 3,030,130 shares of Common Stock beneficially owned by GVI Acquisition LLC, of which Mr. Weiner is a manager and indirectly holds a 74.9% membership interest (see note 4 above), (ii) 2,768,934 shares of Common Stock owned by Woodman Management Corporation, of which Mr. Weiner is the sole director and stockholder, (iii) 50,000 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, and (iv) 333,333 shares of Common Stock that may be purchased upon exercise of warrants held by W-net, Inc., of which David Weiner is the sole stockholder.

9	The address of The Pinnacle Fund, L.P. is 4965 Preston Park Blvd., Suite 240, Plano, Texas 75093.

10	The address of Southwell Partners, L.P. is 1901 North Akard, 2nd Floor, Dallas, Texas 75201.

11
Includes 180,641 shares of Common Stock held by Walker Smith Capital, L.P. (“WSC”), 848,542 shares of Common Stock held by Walker Smith Capital (Q.P.), L.P. (“WSCQP”), 1,137,484 shares of Common Stock held by Walker Smith International Fund, Ltd. (“WS International”), 328,227 shares of Common Stock held by WS Opportunity Fund, L.P. (“WSO”), 374,487 shares of Common Stock held by WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and 463,953 shares of Common Stock held by WS Opportunity Fund International, Ltd. (“WSO International”). WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”). WSC Management is the general partner of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”). WSVM is the general partner of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV. The address for all of these persons is 300 Crescent Court, Suite 880, Dallas, Texas 75201.

12
Includes (i) 341,667 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, (ii) 33,333 shares of Common Stock that may be purchased upon exercise of warrants held by the November Group Ltd., of which Howard Safir is the Chairman and principal member, and (iii) 33,333 shares of Common Stock held by the November Group Pension Plan.

13	Consists solely of shares of Common Stock that may be purchased upon exercise of currently exercisable stock options.

14
Includes (i) 3,134 shares of Common Stock held directly, (ii) 3,308 shares of Common Stock held by the Bruce Galloway IRA, (iii) 3,077 shares owned by Jacombs Investments, Inc., of which Mr. Galloway is the principal shareholder and President, and (iv) 165,833 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options.

15	Includes 250,000 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, and 33,333 shares of Common Stock that may be purchased upon exercise of warrants.

16
Includes (i) 140,833 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, (ii) 135,787 shares of Common Stock that may be purchased upon exercise of warrants, (iii) 208,998 shares of Common Stock held by Crystal Lakes, L.P., and (iv) 137,832 shares of Common Stock that may be purchased upon exercise of warrants held by Crystal Lakes. Mr. Rosetti is the principal partner of Crystal Lakes.

17	Consists solely of shares of Common Stock that may be purchased on conversion and exercise of options and warrants. Mr. Zarmi’s address is 215 Frankel Boulevard, Merrick, New York 11566.

18	Includes Messrs. Safir, Berman, Galloway, Paciotti, Rosetti, Gluck, and Zarmi.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth for the periods indicated the compensation we and our subsidiaries paid to Nazzareno E. Paciotti, our Chief Executive Officer and Chief Financial Officer, and Thomas Wade, who was an executive officer of ours during 2004 but who is no longer employed by us. We had no employees and did not pay any compensation in the fiscal years ended December 31, 2003 and December 31, 2002. For information about the compensation we paid to an entity controlled by Howard Safir, our Chairman of the Board, see “Chairman Compensation.”

		Annual Compensation	Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Securities Underlying Options
Nazzareno E. Paciotti Chief Executive Officer and Chief Financial Officer	2004	174,247(1)	250,000

Thomas Wade(2) President and Chief Operating Officer	2004	214,795(3)	1,975,020(4)

(1) Represents salary from February 17, 2004 through December 31, 2004. Mr. Paciotti’s annual base salary during 2004 was $200,000.

(2) Mr. Wade resigned as President and Chief Operating Officer on June 23, 2004, and his employment with us was terminated effective September 30, 2004 pursuant to a Mutual Separation Agreement described below.

(3) Represents salary from February 20, 2004 through September 30, 2004. Mr. Wade’s annual base salary during 2004 was $350,000.

(4) These options were issued pursuant to the terms of the Merger Agreement pursuant to which GVI Security, Inc. merged with us becoming our wholly-owned subsidiary.

Option Grants in Fiscal 2004

The following table summarizes stock options that were granted to the above named executive officers during 2004. For information about stock options granted to Howard Safir, our Chairman of the Board, see “Other Board Compensation.”

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2004	Exercise Price	Expiration Date
Nazzareno E. Paciotti	250,000	8.1%	$2.60	02/17/2014

Thomas Wade	1,975,020	64.3%	$0.3185	01/19/2005(1)

(1) Mr. Wade’s employment with us was terminated pursuant to a Mutual Separation Agreement entered into on October 19, 2004. Pursuant to the terms of his option agreement, the option expires three months after termination. Mr. Wade exercised these options in full in 2005.

Aggregated Option Exercises in Fiscal 2004 and FY-End Option Values

The following table contains information about options exercised by our named executive officers during 2004 and the option values as of December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($ Exercisable/Unexercisable(1)
Nazzareno E. Paciotti	__	__	62,500/187,500		$71,875/215,625

Thomas Wade	__	__	1,975,020/0	(2)	$6,777,281/0
_______________
(1)	The value has been determined based on the closing price of our Common Stock on the OTC Bulletin Board on December 30, 2004, which was $3.75.

(2)	Pursuant to the Mutual Separation Agreement with Mr. Wade, upon his termination, all unvested options became exercisable. Mr. Wade exercised these options in full in 2005.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Executive Officer

We have entered into an Executive Employment Agreement, dated as of January 24, 2005, with Nazzareno E. Paciotti, our Chief Executive Officer and Chief Financial Officer. The Employment Agreement provides for an initial three-year term of employment as our Chief Executive Officer and Chief Financial Officer. The agreement automatically renews for additional one-year terms unless terminated by either party at least 60 days before the expiration of the then current term. Under the terms of the Employment Agreement, Mr. Paciotti receives an annual base salary of $275,000 during the first year of the term of the agreement, $300,000 during the second year of the term of the agreement and $375,000 thereafter. Mr. Paciotti is also entitled to receive an incentive bonus in accordance with the terms of our Management Incentive Plan as it may then be in effect. No such plan is currently in effect.

In the event that Mr. Paciotti’s employment is terminated as a result of his death, permanent disability or for cause, we will pay him his accrued and unpaid base salary through the date of termination plus any accrued vacation pay and unreimbursed expenses. If Mr. Paciotti’s employment is terminated without cause, we will pay him (1) an amount equal to his accrued and unpaid salary through the date of termination, plus any accrued vacation pay and any unreimbursed expenses and any incentive bonus then earned but not already paid, (2) a pro-rated portion of any incentive bonus he would have otherwise been entitled to under our Management Incentive Plan (if any), (3) an amount equal to the greater of six months of his then-current salary, or the salary he would have earned had he stayed employed by us through the remainder of the term of the agreement (payable in equal bi-monthly installments over the relevant period), and (4) medical insurance coverage for the duration of the period over which he receives the bi-monthly payments under (3).

Mr. Paciotti is prohibited under his employment agreement from copying, using or disclosing any of our Proprietary Information (as defined in the agreement) during the term of his employment and for a period of ten years thereafter and has assigned to us all rights to any inventions he develops during his employment that pertain directly or indirectly to our business or that are developed during work time or using our materials or facilities.

Mr. Paciotti is also prohibited from competing with us and directly or indirectly soliciting any of our customers, suppliers, licensees, licensors and employees during the term of the agreement and for a period of 12 months thereafter. During the 12-month period following the term of the agreement, Mr. Paciotti will be entitled to payments of $10,000 per month in consideration of complying with these prohibitions.

Separation Agreement with Thomas Wade

On October 19, 2004, we, our subsidiary, GVI Security Inc., and Thomas Wade entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade’s employment with our subsidiary. Prior to his termination, Mr. Wade was the beneficial holder of approximately 8.7% of our Common Stock and was the President of our subsidiary, and prior to June 23, 2004, was a director of ours and our President and Chief Operating Officer. In accordance with Mr. Wade’s employment agreement, and pursuant to the Mutual Separation Agreement, Mr. Wade is entitled to receive severance payments equal to one year of his annual base salary of $350,000. In addition, for a period of one-year, Mr. Wade will continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits. We also agreed that Mr. Wade’s options to purchase 1,975,020 shares of our Common Stock vested in full. Such options were subsequently exercised by Mr. Wade. Mr. Wade has agreed to release us in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

Committees of the Board of Directors and Meeting Attendance

Our Board of Directors held 11 meetings during 2004. All of the current directors who were directors during 2004 were in attendance at 75% or more of such meetings held while they were in office (including meetings of committees of the Board of Directors on which they served in fiscal 2004).

Our Board of Directors has an Audit Committee consisting of Joseph Rosetti (Chairman), Richard Berman and Bruce Galloway. The Audit Committee was formed in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee does not have a written charter. The current members of the Audit Committee meet the requirements for director independence as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the "NASD listing standards"). In addition, the Board of Directors has determined that Mr. Berman and Mr. Rosetti are “audit committee financial experts,” as such term is defined in Item 401(e) of Regulation S-B. The Audit Committee met three times during fiscal 2004. The Audit Committee is responsible for providing independent objective oversight of our accounting functions and internal controls.

Our Board of Directors has a Compensation Committee consisting of Richard Berman (Chairman), Joseph Rosetti and Bruce Galloway. The Compensation Committee met one time during fiscal 2004. The Compensation Committee makes recommendations to the Board of Directors concerning compensation of our executive officers and administers our 2004 Long-Term Incentive Plan.

Our Board of Directors has a Governance Committee consisting of Howard Safir (Chairman), Fred Gluck and Moshe Zarmi, which performs the functions of a nominating committee. The current members of the Governance Committee other than Howard Safir meet the requirements for director independence as defined in the NASD listing standards. The Governance Committee does not have a written charter. The Governance Committee met one time during fiscal 2004.

The functions of the Governance Committee include leading the Company’s search for individuals qualified to become directors, evaluating and recommending candidates to the Board for nomination for election to the Board, recommending qualified individuals to be appointed to the Board in the event of a vacancy, and assessing the qualifications of director nominee candidates.

The Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. The Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance Committee will consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee will review such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, if applicable, the Governance Committee will also determine whether the nominee must be independent for listing purposes, which determination will be based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee may use the Board's and management's network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee will meet to discuss and consider candidates' qualifications and selects nominees by majority vote.

The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance Committee at the following address: 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. Submissions should include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company's stock. Any such submission should be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, including the Company's internal controls, the quality of its financial reporting and the independence and performance of the Company's independent certified public accountants.

Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent certified public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discuss with management any issues that they believe should be raised with management.

The Audit Committee reviewed the Company's audited financial statements for fiscal 2004 which were included in the Company’s Annual Report on Form 10-KSB for fiscal 2004, and met with both management and Mercadien to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has received from Mercadien the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Mercadien its independence from the Company and its management. The Audit Committee also discussed with Mercadien any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements for fiscal 2004 be included in the Company’s Annual Report on Form 10-KSB for fiscal 2004 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Joseph Rosetti (Chairman)
Richard Berman
Bruce Galloway

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2000, in consideration of advances made by Thinking Technologies, L.P. to us, Technologies was issued a Demand Convertible Grid Note in the principal amount of up to $1,000,000, bearing interest at the rate of 10% per year. The Note was subsequently transferred by Technologies to Europa International Inc. Fred Knoll, a director of ours until December 31, 2004, is the principal of Knoll Capital Management, L.P., which is both the general partner of Technologies, and the investment manager for Europa. Principal and interest outstanding under the Note was originally convertible into shares of our Common Stock at a price of $0.375 per share (before giving effect to the one-for-65 reverse stock split), and in February 2001, the Note was amended to change the conversion price to $0.12 per share (before giving effect to the one-for-65 reverse stock split). On January 4, 2002, in consideration of Technologies’ agreement not to demand payment on the Note for a period of six months, the Board of Directors approved a resolution further reducing the conversion price of the Note, so that upon conversion, the Note would convert into 80% of our outstanding Common Stock on a fully-diluted basis. At December 31, 2003, the amount outstanding under the Note was approximately $1,317,000 consisting of principal of $1,000,000 and interest of $317,000.

During the years ended December 31, 2003 and 2002, we also received advances approximating $75,000 each year from Europa. These loans accrued interest at 10% per annum and were due upon demand. Through December 31, 2003, approximately $14,000 for interest had accrued on the loans.

Immediately prior to the GVI merger, and as a condition thereto, Europa exchanged the Note and all of our other indebtedness to Europa, for 10,000 shares of our Series D Convertible Preferred Stock. The shares of Series D Preferred Stock subsequently converted into an aggregate of 1,187,983 shares of our Common Stock on April 12, 2004 when we filed an amendment to our Certificate of Incorporation increasing our authorized number of shares of Common Stock to 75,000,000 and effecting a one-for-65 reverse split of our Common Stock.

In connection with the GVI merger, the former stockholders of GVI were issued an aggregate of 1,000,000 shares of our Series E Preferred Stock. Each share of Series E Preferred Stock converted into approximately 28.2 shares of our Common Stock when we filed the amendment to our Certificate of Incorporation increasing our authorized number of shares of Common Stock to 75,000,000 and effecting a one-for-65 reverse split of our Common Stock, so that the shares of Series E Preferred Stock issued in the GVI merger converted into an aggregate of 28,214,587 shares of our Common Stock, constituting approximately 95% of our shares of Common Stock outstanding immediately after the GVI merger.

The two largest stockholders of GVI prior to the GVI merger were William Teitelbaum, who owned approximately 47.8% of GVI’s Common Stock, and GVI Acquisition LLC, which owned approximately 38.3% of GVI’s Common Stock. As a result of the GVI merger (1) Teitelbaum was issued 13,493,932 shares of our Common Stock (post-split), constituting approximately 45.6% of our then outstanding shares of Common Stock (assuming the conversion of all other shares of our preferred stock then outstanding) and (ii) GVI Acquisition LLC was issued 10,795,145 shares of our Common Stock (post-split), constituting approximately 36.5% of the outstanding shares of our Common Stock then outstanding (assuming the conversion of all other shares of our preferred stock then outstanding).

GVI Acquisition LLC is a California limited liability company, whose sole managers, Fred Knoll and David Weiner, were directors of ours until December 31, 2004 and January 4, 2005, respectively. Prior to the GVI merger, Mr. Knoll was also our Chairman. The sole members of GVI Acquisition LLC are Woodman Management Corporation, which has a 74.9% membership interest in GVI Acquisition LLC, and Europa, which has a 25.1% membership interest in GVI Acquisition LLC. Mr. Weiner controls Woodman and is its sole stockholder. Mr. Knoll is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa.

In the normal course of business, we have sold products to a company principally owned by Mr. Teitelbaum. During 2004 and 2003, we made sales in the amounts of $3,587 and $299,846, respectively, to this company. At December 31, 2004 no amounts were due from this company.

On February 18, 2004, we entered into a consulting agreement with Europa pursuant to which Europa agreed to provide consulting services to us with respect to our financial affairs, capitalization and the elimination of certain liabilities listed on our balance sheet as of September 30, 2003. As consideration for these services, we will pay Europa 93% of the amount of the liabilities eliminated from our balance sheet (other than as a result of our repayment of a liability) up to a maximum of $195,000. The agreement has a term of eighteen months and may be terminated at any time by Europa.

On March 31, 2004, our Chief Executive Officer and affiliates of two of our former directors, David Weiner and Fred Knoll, provided us with an aggregate of $159,000 of subordinated convertible loans to fund short-term capital requirements. Such loans bore interest at a rate of 10% per annum and were repaid in full on June 29, 2004.

In August 2004 we entered into a six-month Services Agreement with Rapor pursuant to which Rapor provided us with technical and engineering support services in connection with our sales of integrated security solutions products. In consideration for these services, we paid Rapor $38,000 per month and reimbursed Rapor for certain documented expenses. The Services Agreement was terminated when we consummated the merger with Rapor.

In October 2004 we entered into a Settlement Agreement and General Release with William Teitelbaum, who a founder of GVI Security Inc. and was its Chairman until May 22, 2003. Pursuant to the Settlement Agreement, in consideration for 650,000 shares of our Common Stock, Mr. Teitelbaum released us from any claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc., which, following the GVI merger in February 2004, would have entitled him to purchase 4,030,637 shares of our Common Stock for nominal consideration. In addition, on January 5, 2005, pursuant to our obligations under the Settlement Agreement and as a result of the private placement we completed in December 2004, we repurchased from Mr. Teitelbaum 6,666,667 shares of our Common Stock for a cash purchase price of $10 million ($1.50 per share). Mr. Teitelbaum is subject to a lock-up provision under that agreement which prohibits him from selling any shares of our Common Stock for a period of 15 months following the repurchase.

On October 19, 2004, we, our subsidiary, GVI Security Inc., and Thomas Wade entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade’s employment with our subsidiary. Prior to his termination, Mr. Wade was the beneficial holder of approximately 8.7% of our Common Stock and was the President of our subsidiary, and prior to June 23, 2004, was a director of ours and our President and Chief Operating Officer. In accordance with Mr. Wade’s employment agreement, Mr. Wade will be entitled to receive severance payments equal to one year of his annual base salary of $350,000. In addition, for a period of one-year, Mr. Wade will continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits. We have also agreed that Mr. Wade’s options to purchase 1,975,020 shares of our Common Stock shall vest in full. Mr. Wade has agreed to release us in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

On October 29, 2004, in a private placement exempt from registration under the Securities Act, we sold 23 “Units” for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of the Company’s Common Stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of a private placement. As a result of our December 2004 private placement, and in accordance with the terms of the bridge financing, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock at an exercise price of $1.50 per share. The purchasers of the Units were (i) an entity controlled by Howard Safir, our Chairman of the Board, (ii) Nazzareno E. Paciotti, a director and our Chief Executive Officer, (iii) a limited partnership of which Joseph Rosetti, a director of ours, is the principal, (iv) a corporation wholly-owned by David Weiner, a director of ours until January 4, 2005, and (v) an equity fund managed by Fred Knoll, a director of ours until December 31, 2004. Each purchaser of Units was paid a closing fee equal to one percent (1%) of the purchase price paid by such purchaser for the Units.

Pursuant to the terms of the Subscription Agreements under which the Units were sold, we granted “piggy back” registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants and the right to demand registration of such shares at any time after 180 days following the issuance of the Warrants.

As a result of the closing of the December 2004 private placement, we issued warrants to purchase an aggregate of 766,666 shares of Common Stock at a price of $1.50 per share to the investors in the October 2004 bridge financing, in accordance with our obligations under such financing.

On December 1, 2004, we acquired Rapor, Inc. in a merger in which we issued to Rapor’s former stockholders an aggregate of 2,707,852 shares of our Common Stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of our Common Stock at an exercise price of $3.04 per share. In connection with the closing of the merger, we also paid approximately $184,000 in cash, and issued 98,007 shares of Common Stock, in satisfaction of secured obligations of Rapor. Joseph Rosetti, one of our directors, was a director of Rapor prior to the merger. Mr. Rosetti was also the direct holder of approximately 12% of Rapor’s outstanding common stock, and a principal partner in a partnership, established for the benefit of members of his family, that held approximately 7.5% of Rapor’s outstanding common stock. In accordance with the terms of the merger, as former stockholders of Rapor, Mr. Rosetti was issued 346,060 shares of Common Stock and warrants to purchase 135,787 shares of Common Stock, and the partnership was issued 208,998 shares of Common Stock and warrants to purchase 104,499 shares of Common Stock.

Board Member Attendance at Annual Meetings

We encourage, but do not require, all of our directors to attend the annual meeting of stockholders. We did not hold an annual meeting of stockholders last year.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors as a whole, any Committee or group of directors or a single director. Such communications may be sent to the Board of Directors (or a Committee, group or member thereof), c/o Corporate Secretary, 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. The Secretary will receive the correspondence and, unless such communications are irrelevant or inappropriate (such as advertisements and hostile communications) will forward it to the entire Board of Directors or to any individual director or group or Committee of directors to whom the communication is directed, as appropriate.

Code of Conduct

The Company maintains a Code of Business Conduct and Ethics that is applicable to all of our employees, including our Chief Executive Officer and Chief Financial Officer, and our directors. The Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable SEC rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of Forms 3 and 4 and amendments furnished to the Company by such persons subject to the reporting requirements of Section 16(a) of the Exchange Act, we believe that all reporting requirements under Section 16(a) for the 2004 fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than 10% of our Common Stock.

OTHER INFORMATION

Annual Report

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (excluding exhibits) is being mailed to our stockholders with this Proxy Statement.

Other Business

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of stockholders, it is intended that the shares represented by the Proxies solicited by our Board of Directors will be voted by the persons named in those Proxies in accordance with their best judgment.

Stockholder Proposals for 2005 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be included in the proxy statement for our next annual meeting of stockholders, we must receive it at our principal executive office no later than January __, 2006, and it must otherwise comply with the requirements of Rule 14a-8. However, if the date of the Company’s annual meeting of stockholders in 2006 is more than 30 days earlier or more than 30 days later than the date of the immediately preceding Annual Meeting (i.e., prior to May 30, 2006 or after July 28, 2006), then notice must be received within a reasonable period of time before we begin to print and mail proxy material for our 2006 annual meeting. In addition, if a stockholder presents a matter for action at the Company's next annual meeting without providing the Company with notice of such matter by April __, 2006, stock represented at such meeting by proxies solicited by the Board of Directors may be voted in the discretion of such proxy holders against the matter proposed by such stockholder. All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to the Secretary of the Company at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. Nothing in this paragraph may be deemed to require the Company to include in its proxy statement and proxy relating to the 2006 annual meeting of stockholders any stockholder proposal that may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would like to obtain another copy of the proxy, please contact 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007, telephone (972) 245-7353. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

By Order of the Board of Directors,

Howard Safir
Chairman of the Board of Directors

May __, 2005

INDEX OF EXHIBITS

Exhibit A	Certificate of Amendment to the Certificate of Incorporation to Increase Authorized Shares of Common Stock
Exhibit B	Certificate of Amendment to the Certificate of Incorporation to Effect 1-for-2 Reverse Stock Split
Exhibit C	Amended and Restated 2004 Long-Term Incentive Plan

EXHIBIT A
CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GVI SECURITY SOLUTIONS, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), GVI Security Solutions, Inc. (the “Corporation”), a corporation organized and existing under the DGCL.

DOES HEREBY CERTIFY:
FIRST: That the Corporation was originally incorporated in Delaware under the name Thinking Tools, Inc. and the date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 8, 1996.

SECOND: The Certificate of Incorporation is hereby amended to increase the total number of shares of common stock, par value $.001 per share (“Common Stock”) that the Corporation shall be authorized to issue from seventy-five million (75,000,000) shares to one hundred million (100,000,000) shares, by amending subparagraph A of Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

“FOURTH.  Authorized Shares.

A. The aggregate number of shares which the Corporation shall have authority to issue is one hundred and three million (103,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”) and three million (3,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Shares”).”

THIRD: This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted and authorized by the Board of Directors of the Corporation and by a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this ___ day of _________, 2005.

GVI SECURITY SOLUTIONS, INC.

By:
Name:
Title:

A - 1

EXHIBIT B
CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GVI SECURITY SOLUTIONS, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), GVI Security Solutions, Inc. (the “Corporation”), a corporation organized and existing under the DGCL.

DOES HEREBY CERTIFY:

FIRST: That the Corporation was originally incorporated in Delaware under the name Thinking Tools, Inc. and the date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 8, 1996.

SECOND: The Certificate of Incorporation is hereby amended to effect a one-for-two reverse stock split of the Common Stock, such that two shares of Common Stock outstanding will automatically be converted into one share of Common Stock, by inserting the following as Article FOURTH, subparagraph C immediately following Article FOURTH, subparagraph B:

“C. Effective as of the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation containing the provisions of this subparagraph C (the “Reverse Split Effective Time”), the then outstanding shares of Common Stock (the "Outstanding Shares") shall automatically and without further action be consolidated and combined into a lesser number of shares of Common Stock ("Resulting Shares"), without any change in the par value of the Common Stock, so as to effect a 1-for-2 reverse split of the Outstanding Shares (the "Reverse Stock Split") whereby for every two (2) Outstanding Shares held by any one beneficial owner there shall be and remain one (1) Resulting Share. The excess of the par value of the Outstanding Shares over the par value of the Resulting Shares shall be credited to additional paid-in capital. From and after the Reverse Split Effective Time, all certificates that formerly evidenced Outstanding Shares shall evidence instead the appropriate reduced number of Resulting Shares, except that no beneficial owner of Outstanding Shares will be entitled by reason of the Reverse Stock Split to receive a fractional Resulting Share. In lieu of any such fractional Resulting Share, each stockholder with a fractional share will be entitled to receive, upon surrender of certificates that formerly evidenced Outstanding Shares to the Corporation’s transfer agent for cancellation, an amount in cash equal to the product of (i) the closing trading price of the Corporation’s Common Stock on the trading date immediately before the date of the Reverse Split Effective Time and (ii) such fraction.”

THIRD: This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted and authorized by the Board of Directors of the Corporation and by a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this ___ day of _________, 200_.

GVI SECURITY SOLUTIONS, INC.

By:
Name:
Title:

B - 1

Exhibit C

AMENDED AND RESTATED

2004 LONG-TERM INCENTIVE PLAN

OF

GVI SECURITY SOLUTIONS, INC.

I.    Purpose

The purpose of the GVI Security Solutions, Inc. 2004 Long-Term Incentive Plan (the “Plan”) is to attract and retain and provide incentives to employees, officers, directors and consultants of the Corporation and its Subsidiaries, and to thereby increase overall stockholders’ value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to the eligible participants.

II.    Definitions

(a) “Award” includes, without limitation, stock options (including incentive stock options within the meaning of Section 422(b) of the Code), stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock (“other Common Stock-based Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

(b) “Award Agreement” means a written agreement setting forth the terms and conditions of each Award made under this Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan or if no such committee is designated, the Board.

(f) “Common Stock” means the common stock of the Corporation, par value $.001 per share, or any other securities of the Corporation into which such common stock is reclassified or reconstituted.

(g) “Corporation” means GVI Security Solutions, Inc., a Delaware corporation.

(h) “Employee” means an employee of the Corporation or a Subsidiary.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(j) “Fair Market Value” means the closing price for the Common Stock as officially reported on the relevant date (or if there were no sales on such date, on the next preceding date on which such closing price was recorded) by the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such national securities exchange, the closing price as furnished by the National Association of Securities Dealers through Nasdaq or a similar organization if Nasdaq is no longer reporting such information, or, if the Common Stock is not quoted on Nasdaq, as determined in good faith by resolution of the Committee (whose determination shall be conclusive), based on the best information available to it.

(k) “Participant” means an Employee, officer, director or consultant who has been granted an Award under the Plan.

(l) “Plan Year” means a twelve-month period beginning with January 1 of each year.

(l) “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

III.    Eligibility

Any Employee, officer, director or consultant of the Corporation or a Subsidiary selected by the Committee is eligible to receive an Award.

IV.    Plan Administration

(a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, directors and consultants in the Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option periods, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

(b) The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, as it may be amended from time to time.

(c) The Committee shall have the authority at any time to provide for the conditions and circumstances under which Awards shall be forfeited. The Committee shall have the authority to accelerate the vesting of any Award and the times at which any Award becomes exercisable.

V.    Capital Stock Subject to the Provisions of this Plan

(a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to (i) adjustment in accordance with the provisions of Section X, (ii) Sections V(b) and (c) below, and (iii) the adoption of an amendment to Corporation’s certificate of incorporation pursuant to which the Corporation shall have available for grants of Awards such number of authorized but unissued shares of Common Stock provided for in this Section V(a), the total number of shares of Common Stock available for grants of Awards shall not exceed 8,500,000.

(b) The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

(c) There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this Section V, all of the following: (i) any unused portion of the limit set forth in paragraph (a) of this Section V; (ii) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI.    Awards Under This Plan

As the Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

(a)   Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine.

(b)   Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor section as it may be amended from time to time. Subject to adjustment in accordance with the provisions of Section X, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed 8,500,000, subject to Section V above. To the extent that Section 422 of the Code requires certain provisions to be set forth in a written plan, said provisions are incorporated herein by this reference.

(c)   Stock Appreciation Right. A right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive in cash (or its equivalent value in Common Stock) the excess of the Fair Market Value of a share of Common Stock on the date the right is surrendered over the option exercise price or other price specified in the Award Agreement.

(d)   Restricted Shares. The issuance of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

(e)   Dividend or Equivalent. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

(f)   Stock Award. The issuance of Common Stock, which may be on a contingent basis, to a Participant.

(g)   Other Stock-Based Awards. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section VI.

VII.    Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement that (i) shall set forth the terms and conditions of the Award, (ii) shall be executed by the Corporation and the Participant, and (iii) to the extent the Award includes stock options granted to a resident of the State of California, shall include the following terms, in addition to any other applicable terms required by this Plan or the Committee:

(a)   An exercise price which is not less than 85% of the Fair Market Value of the Common Stock at the time the stock option is granted, except that the price shall not be less than 110% of the Fair Market Value of the Common Stock in the case of any person who owns securities possessing more than 10% of the total combined voting power (as defined in Section 194.5 of the California Corporations Code) of all classes of securities of the Company or its parent or subsidiaries possessing voting power;

(b)   An exercise period of not more than 120 months from the date the stock option is granted;

(c)   The non-transferability of the stock options, provided that the Award Agreement may permit transferability by will, by the laws of descent and distribution, or as permitted by applicable securities laws;

(d)   The right to exercise at the rate of at least 20% per year over 5 years from the date the stock option is granted, subject to reasonable conditions such as continued employment;

(e)   Unless employment is terminated for cause as defined by applicable law, the terms of the Award Agreement or a contract of employment, the right to exercise in the event of termination of employment, to the extent that the Optionee is entitled to exercise on the date employment terminates, as follows: (1) at least 6 months from the date of termination if termination was caused by death or disability, and (2) at least 30 days from the date of termination if termination was caused by other than death or disability; and

(f)   A termination date of not more than 10 years from the date the Award Agreement is entered into or the date the Award Agreement is approved by the security holders, whichever is earlier.

VIII.    Other Terms and Conditions

(a)   Assignability. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will or by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant.

(b)   Termination of Employment or Other Relationship. The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or other relationship with the Corporation or a Subsidiary.

(c)   Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. Except as provided in Section X, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

(d)   No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

(e)   Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a broker-assisted “cashless exercise” program if established by the Corporation; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(f)   Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

(g)   Maximum Awards. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to Awards under this Plan in any single Plan Year is 2,969,957.

IX.    Termination, Modification and Amendments

(a)   The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

(b)   Notwithstanding the provisions of Section IX(a) above, the Board may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board shall not make any material amendments to the Plan without the approval of at least the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

(c)   No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

X.    Recapitalization

The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XI.    No Right to Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

XII.    Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIII.    Savings Clause

This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

XIV.    Effective Date and Term

The effective date of this Plan is February 16, 2004. The Plan shall terminate on February 16, 2014. No awards shall be granted after the termination of the Plan.

The adoption of the Plan is subject to approval by the Corporation’s stockholders, which approval must be obtained within 12 months from the date the Plan is adopted by the Board. In the event that the stockholders fail to approve the Plan within 12 months after its adoption by the Board, any Awards made under the Plan shall be rescinded, and no additional Awards shall be made thereafter under the Plan.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GVI SECURITY SOLUTIONS, INC.

The undersigned hereby appoints Howard Safir and Nazzareno E. Paciotti, or either of them, as proxy or proxies of the undersigned, each with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of GVI Security Solutions, Inc. (the “Company”), to be held on June 28, 2005, and at any adjournment thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GVI SECURITY SOLUTIONS, INC.

June 28, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach along perforated line and mail in the envelope provided. -

        THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK YOUR VOTES LIKE THIS /X/

1. Election Of Directors:
2. Proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 75,000,000 to 100,000,000.
                        FOR  AGAINST ABSTAIN
          ☐   ☐   ☐
3. Proposal to authorize Board of Directors to effect a 1-for-2 reverse split of the Common Stock
                        FOR  AGAINST ABSTAIN
          ☐   ☐   ☐
4. Proposal to approve an increase in the number of shares of Common Stock available under the 2004 Long-Term Incentive Plan from 5,9319,913 to 8,500,000
                        FOR  AGAINST ABSTAIN
          ☐   ☐   ☐
5. ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instruction below)	NOMINEES: [ ] Howard Safir [ ] Nazzareno Paciotti [ ] Richard J. Berman [ ] Fredrick W. Gluck [ ] Bruce Galloway [ ] Joseph R. Rosetti [ ] Moshe Zarmi
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: /X/

        Signature __________________ Signature __________________ Date:______

Note: Please sign exactly as your name or names appears hereon. When shares are held by joint owners, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.